Exhibit 99.1

news release

---------------AT THE COMPANY---------------

Lynn Afendoulis, Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
Monday, January 21, 2008

UFPI Announces Plant Closures to Accommodate Business Environment
Company expects pre-tax charges of approximately $9 million for the fourth quarter 2007

GRAND RAPIDS, Mich., January 21, 2008 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced the closure and intended sale of a number of facilities to better align manufacturing capacity with the current business environment. “In a housing market that continues to deteriorate, we must proactively manage our assets and operations, position our company for growth when housing stabilizes, and take advantage of opportunities in our three other core markets,” said President and CEO Michael B. Glenn. In addition to site-built construction, Universal is a leading supplier to the DIY/retail, industrial packaging, and manufactured housing markets.

The closures are expected to result in pre-tax, non-cash charges of approximately $6.8 million ($5.5 million after income taxes) to write down the value of certain property, plant and equipment. In addition, the Company will recognize severance and other nonrecurring expenses of approximately $2 million ($1.3 million after income taxes). All of these costs will be recorded in the fourth quarter of 2007.

“While these plant closings are difficult, there are tangible long-term benefits. We’re taking excess costs and capital out of our operations and establishing a more efficient structure to meet current and future needs,” Glenn said.

The Company believes that it can effectively consolidate operations of plants capable of serving the same geographic markets and accommodate current business and future growth through manufacturing efficiencies created as a result of continuous improvement efforts.

—more—

Universal Forest Products, Inc.

Closed facilities in Stanfield, NC; Gulfport, MS; Elkhart, IN; Westville, IN; Sanford, NC; and a portion of the operations in Thorndale, ON, Canada, will not be needed when the housing market recovers and, therefore, are expected to be sold. Operations from these facilities have been consolidated into plants in New London, NC; New Waverly, TX; White Pigeon, MI; Granger, IN; Bunn, NC; and Emlenton, PA, respectively.

The sale of these facilities together with the sale of other excess real estate is expected to generate approximately $38 million in positive cash flow before taxes in 2008. Due to current market conditions, the Company also has temporarily closed eight other operations and has consolidated them into existing Universal facilities. Collectively, the closed operations had total estimated pre-tax operating losses of more than $11 million in 2007 before the charges outlined in the second paragraph of this release.

“We’ve worked hard to maintain a solid financial position in the face of a housing downturn that had a devastating impact on so many other companies,” Glenn said. “Our balance sheet is strong and we continue to generate positive cash flow, which will help fuel our ongoing growth strategy.”

For its third quarter 2007, Universal reported year-to-date net sales of $2 billion, down from $2.17 billion for the same period in 2006, and year-to-date net earnings of $32 million, down from $60.9 million for the same period in 2006, attributing the drop in earnings to the decline in the housing market. The Company is scheduled to release fourth quarter 2007 results after the close of the trading market on Feb. 6, 2008, followed by a conference call with analysts at 8:30 a.m. EST on Feb. 7, 2008.

Universal Forest Products markets, manufactures and engineers wood and wood-alternative products for D-I-Y/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging for various industries. The Company also provides framing services for the site-built sector and various forms for concrete construction. The Company reported sales of nearly $2.66 billion in 2006. For information about Universal Forest Products, visit www.ufpi.com.

—more—

Universal Forest Products, Inc.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations, and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #